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                                                                                                             EXHIBIT 11.1
                                                    THE LAMAUR CORPORATION
                                                    STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                                    UNAUDITED

                                                    THREE MONTHS                    SIX MONTHS
                                                    ----------------------------    ------------------------------------------
                                                     ENDED JUNE 30,                 ENDED JUNE 30,
                                                        1997        1996                1997        1996

NET INCOME ( LOSS)                                     ($1,329)      $657             ($2,766)       ($66)
DIVIDENDS ON SERIES B PREFERRED STOCK                     (100)       (33)               (200)        (33)
                                                    -------------------------       -------------------------
NET INCOME ( LOSS) AVAILABLE TO
COMMON SHAREHOLDERS                                    (1,429)       624              (2,966)         (99)
                                                    =========================       =========================

WEIGHTED AVERAGE SHARES OUTSTANDING                      5675       4077                5661        3519

INCREMENTAL SHARES FROM THE EXERCISE
OF WARRANTS AND OPTIONS  (1)                               76        509                 129         487

SHARES ISSUED UPON THE CONVERSION OF
SERIES A PREFERRED STOCK                                  660        660                 660         660


                                                    -------------------------       -------------------------
TOTAL WEIGHTED AVERAGE COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING                   6411       5246                6450        4666
                                                    =========================       =========================


NET INCOME (LOSS) PER SHARE                            ($0.22)      $0.12             ($0.46)      ($0.02)




(1) IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION COMMON STOCK AND COMMON STOCK EQUIVALENTS ISSUED WITHIN ONE YEAR OF AN INITIAL PUBLIC OFFERING ARE TO BE INCLUDED IN THE CALCULATION OF WEIGHTED AVERAGE COMMON AND COMMON STOCK EQUIVALENT SHARES OUTSTANDING FOR ALL PERIODS PRESENTED USING THE TREASURY STOCK METHOD, EVEN THOUGH THEY ARE ANTIDILUTIVE IN LOSS PERIODS

2) FULLY DILUTED EARNINGS PER SHARE IS NOT PRESENTED SINCE IT IS ANTIDILUTIVE
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